SECOND AMENDMENT TO
                             PURCHASE AND ASSUMPTION
                                    AGREEMENT

         Second amendment, dated as of June 19, 1998 (the "Amendment") to the Purchase and Assumption Agreement, dated as of March28, 1998 as amended by (the "Agreement"), between Bank of New Hampshire, as successor to CFX Bank ("Seller"), and First Essex Bank, FSB ("Purchaser"). Capitalized terms which are not defined herein shall have the meanings set forth in the Agreement unless the context otherwise requires.

                                   WITNESSETH:

         WHEREAS, Purchaser and Seller desire to confirm certain agreements relating to the closing of the transaction contemplated by the Agreement and related matters;

         NOW THEREFORE, Purchaser and Seller hereby agree as follows:

         1. In addition to the Deposit Liabilities, Purchaser shall assume the "Repurchase Agreements" which shall mean the liabilities under the repurchase agreements allocated on the records of the Seller to the Branch Offices according to their respective terms as of the close of business on the Closing Date, in each case together with the interest accrued thereon but unpaid as of the Closing Date.

         2. In addition to the Purchase Price as defined in the Agreement, Purchaser agrees to pay, for the Repurchase Agreements, a premium equal to one and one-half percent (1.5%) of the average aggregate daily balance of the "Repurchase Agreements" for the period commencing on the 15th day prior to the Closing Date and ending on the Closing Date.

         3. The Agreement is modified by this Amendment only to the extent stated, and otherwise remains in full force and effect.

         4. This Amendment is governed and construed in accordance with the laws of New Hampshire, and may be executed in counterpart originals.

         IN WITNESS WHERE, each of the parties has caused this Amendment to be duly executed as of the date first above written.


         BANK OF NEW HAMPSHIRE                       FIRST ESSEX BANK, FSB

         By: /s/ R. Scott Bacon                      By: /s/ Leonard A. Wilson
             -------------------                         ---------------------
             R. Scott Bacon                              Leonard A. Wilson
             President and Chief                         President and Chief
              Executive Officer                           Executive Officer